Exhibit 18.1

August 26, 2022

The Board of Directors of
Nordson Corporation
28601 Clemens Road
Westlake, Ohio

Ladies and Gentlemen:

The Inventories Note of the Notes to the condensed consolidated financial statements of Nordson Corporation included in its Quarterly Report on Form 10-Q for the quarter ended July 31, 2022 describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for certain U.S. inventories. There are no authoritative criteria for determining a ‘preferable’ inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to October 31, 2021, and therefore we do not express any opinion on any financial statements of Nordson Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Cleveland, Ohio